Exhibit 99.1

Execution Version

January 11, 2016

BVF Partners L.P.
Biotechnology Value Fund, L.P.
Biotechnology Value Fund II, L.P.
BVF Inc.
One Sansome Street, 30th Floor San Francisco, CA 94104

Biotechnology Value Trading Fund OS, L.P.
BVF Partners OS Ltd.
PO Box 309
Ugland House
Grand Cayman KY1-1104
Cayman Islands

Ladies and Gentlemen:

In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Oncothyreon Inc., a Delaware corporation (the “Company”), and each of BVF Partners L.P. (“BVF”), Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., Biotechnology Value Trading Fund OS, L.P., BVF Partners OS Ltd. and BVF Inc. (each, individually, a “Stockholder” and, collectively, the “Stockholders”), agree as follows:

1.	Board Nomination Rights.

a.      Effective as of the date hereof, and solely to the extent the below named persons wish to stand for election or serve as directors, the Company agrees that the Corporate Governance and Nominating Committee (or a duly constituted subcommittee thereof) (the “Nominating Committee”) of the Board of Directors of the Company (the “Board”) shall recommend for election and the Board agrees to nominate for election up to two (2) individuals in the aggregate, pursuant to Sections 1(b) and 1(c) below, to be confidentially designated by BVF for nomination by the Board (the “Designation Right”) to serve as directors of the Board in accordance with this Section 1, subject to the consent of the Nominating Committee and the Board with respect to each such designee, which consent is not to be unreasonably withheld, and which consent shall be deemed automatically given with respect to a designee if that designee is either Mark Lampert or Matthew Perry unless such individual is or subsequently becomes a “bad actor” within the meaning of Rule 506 of Regulation D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (it being understood that if the Nominating Committee and the Board does not approve a given BVF designee, then BVF shall be entitled to confidentially designate one or more additional candidates until such time as such designees have actually been appointed to the Board pursuant to Sections 1(b) and 1(c)). Each individual designated confidentially by BVF to serve as a director of the Board pursuant to the Designation Right and who is appointed and/or nominated to the Board is referred to herein as a “Designee”. For the avoidance of doubt, other than the persons appointed to the Board pursuant to the Designation Right and pursuant to Section 1(d), the nomination of any other individual for election to the Board remains at the sole discretion of the Board and the Nominating Committee.  If a Designee resigns or is unable to serve for any reason, the Stockholders may select a replacement Designee who shall be nominated pursuant to the terms of this Section 1.

b.      One Designee (the “Class I Designee”) shall initially be recommended by the Nominating Committee and appointed by the Board concurrent with the execution of this Letter Agreement to fill a vacancy on the Board and serve as a Class I director (as described in Article VI of the Company’s current Amended and Restated Certificate of Incorporation (the “Current Charter”), whose term will expire at the 2017 annual meeting of the Company’s stockholders.  At each subsequent election at which the Class I directors are to be elected to the Board, the Class I Designee (or his or her successor designated pursuant to Section 1(a) or Section 1(e)) shall be nominated by the Board for election to the Board as a Class I director.  In the event that the Company’s stockholders do not elect the Class I Designee to the Board at any meeting of stockholders at which such Class I Designee stands for election, then the Designation Right shall automatically terminate with respect to such Class I Designee.

c.      Solely in the event that Dr. Fyfe is unwilling or unable to serve on the Board pursuant to Section 1(d) below, the Stockholders shall be entitled to designate one Designee (the “Class III Designee”) who shall initially be recommended by the Nominating Committee and appointed by the Board and serve as a Class III director (as described in Article VI of the Current Charter) whose term will expire at the 2016 annual meeting of the Company’s stockholders (the “2016 Annual Meeting”).  At the 2016 Annual Meeting and at each subsequent election at which the Class III directors are to be elected to the Board, the Class III Designee (or his or her successor designated pursuant to Section 1(a) or Section 1(e)) shall be nominated by the Board for election to the Board as a Class III director.  In the event that the Company’s stockholders do not elect the Class III Designee to the Board at any meeting of stockholders at which such Class III Designee stands for election, then, the Designation Right shall automatically terminate with respect to the Class III Designee.

d.      Concurrent with the execution of this Agreement, the Board shall appoint Dr. Gwen Fyfe (the “New Director”) to serve as a Class III director to the Board and at the 2016 Annual Meeting Dr. Fyfe shall be nominated by the Board for election to the Board as a Class III director, subject to compliance with the Company’s customary requirements for all directors.  At the 2016 Annual Meeting, the Company shall: (i) include the New Director in its slate of nominees for election to the Board, (ii) recommend that stockholders vote in favor of the election of such New Director and (iii) support such New Director for election to the Board in a manner no less favorable than how the Company supports other Board-nominated nominees for election to the Board.

e.      As a condition to the appointment of the Class I Designee and Class III Designee to the Board, and any subsequent nomination of each Designee for election as a director at an applicable annual or special meeting or in respect of any solicitation of written consents of stockholders at which directors are to be elected to serve on the Board in the class in which such Designee serves, each Designee will provide such information the Company reasonably requires from all directors and nominees to the Board, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to appropriate background checks. If, following the completion of the Company’s review process, the Board learns that a Designee is a “bad actor” within the meaning of Rule 506 of Regulation D under the Exchange Act or has committed, been indicted or charged with, or made a plea of nolo contendre to a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, then, consistent with its treatment of all other directors on the Board, the Board may request that the Designee submit his or her resignation and, in such case, BVF will cause such Designee to resign from the Board and may select a replacement designee  reasonably acceptable to the Board.

f.      Each Stockholder agrees, and any Designee that serves as a director will agree, to be bound by the Company’s insider trading policy and other applicable corporate governance policies governing the obligations of directors and executive officers of the Company. At all times while serving as a member of the Board, each Designee shall comply with all policies, procedures, processes, codes, rules, standards and legally permissible guidelines applicable to all of the Company’s directors. In addition, as a condition to being appointed to the Board, each Designee will execute an agreement whereby the Designee will automatically (and without the need for further action) resign from the Board as set forth in Section 1(e) or Section 5(a).

g.      Except as otherwise set forth herein, until the Expiration Date (as defined below), the Company shall: (i) include each Designee in its slate of nominees for election to the Board at each applicable annual or special meeting or in respect of any solicitation of written consents of stockholders at which directors are to be elected to serve on the Board in the class in which the Designee serve, (ii) recommend that stockholders vote in favor of the election of each such Designee and (iii) support each such Designee for election to the Board in a manner no less favorable than how the Company supports other Board-nominated nominees for election to the Board.

h.      As a result of the actions contemplated by this Letter Agreement, the Board will consist of seven directors, of which two directors will be Class I Directors, two directors will be Class II Directors and three directors will be Class III Directors.

i.      The Company acknowledges receipt of the identity of the Class I Designee, the Class III Designee and the New Director and any information required from such persons and the Nominating Committee has approved and recommended to the Board the appointment of such individuals and the Board has approved of such appointment.

j.       If the continuation of the Designation Right would cause any violation of the applicable  listing rules of NASDAQ, in which case the Designation Right shall be amended by the parties solely as necessary to ensure compliance with such listing rules and the parties shall work in good faith to document and approve such necessary modification(s); provided, however, the Company shall first use its reasonable best efforts to make any necessary adjustments with respect to the remaining directors on the Board to comply with such listing rules of NASDAQ prior to modifying the Designation Right or any terms of this Letter Agreement.

2.	Stockholder Meetings.

a.      At each annual or special meeting of stockholders held after the date of this Letter Agreement but prior to the Expiration Date, each Stockholder agrees to appear in person or by proxy and vote all shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), beneficially owned by such Stockholder in favor of (i) the election of each director nominated by the Board and (ii) otherwise in accordance with the Board’s recommendation on all other matters, except, notwithstanding anything in Section 4, with respect to any Acquisition Transaction; provided, however, that to the extent that the recommendation of Institutional Shareholder Services (“ISS”) with respect to any other matter contemplated by clause (ii) above differs from the Board’s recommendation, the Stockholders shall have the right to vote any or all shares held by them on such matters in accordance with the recommendation of ISS.

b       Each Stockholder agrees to execute and deliver to the Company, or cause to be executed and delivered to the Company no later than ten (10) business days prior to each annual or special meeting of stockholders held after the date of this Letter Agreement but prior to the Expiration Date, the proxy card sent to such Stockholder by the Company in connection with such meeting, to the extent applicable (and any other legal proxies required to vote any shares held in “street name”) directing that the shares of Common Stock beneficially owned by such Stockholder, as of the applicable record date, be voted in accordance with Section 2(a).

3.	Board Committees.

a.
The Board shall immediately establish a committee of the Board (the “CEO Search Committee”) to oversee a search to identify a new President and Chief Executive Officer (“CEO”) of the Company and recommend to the Board that such individual be hired as the new CEO.  The Company agrees that it will not offer employment to any person to serve as CEO, or any person performing services typically performed by a CEO, without the unanimous approval of each member of the CEO Search Committee, other than Dr. Christopher Henney’s preexisting appointment as interim CEO.

b.	The CEO Search Committee shall consist of three (3) members. Its members shall include Mark N. Lampert, or if Mr. Lampert is not a member of the Board, the Class I Designee.

c.
The Company hereby represents that there is currently no executive committee of the Board, and that if prior to the Expiration Date the Board determines to form an executive committee of the Board, then Mark Lampert, or if he is not currently on the Board, then the Designee that replaced him, if applicable, shall be appointed to serve on such executive committee.

4.	Standstill.

a.      For purposes of this Letter Agreement:

i.
“Representatives” shall mean each Stockholder’s officers, directors, employees, accountants, counsel, investment banks, consultants, general partners, managing members, agents and other representatives;

ii.
“Acquisition Transaction” shall mean any transaction (whether merger, stock purchase, tender offer, asset purchase or otherwise) or possible transaction involving the acquisition of debt of the Company or greater than 50% of the Company’s voting securities, or substantially all of the Company’s assets;

iii.	“Expiration Date” shall mean the date the Designation Right terminates in accordance with Section 5(a) of this Letter Agreement; and

b.      Each Stockholder hereby represents and warrants that, except as expressly contemplated by this Letter Agreement, neither it nor any of its Representatives under its control or affiliates, has entered into, directly or indirectly, any agreements or understandings with any person with respect to any Acquisition Transaction.

c.      From the date of this Letter Agreement until the Expiration Date, unless expressly invited in advance by the Board or any authorized committee thereof, each Stockholder agrees that it shall not, and that it shall cause each of its Representatives under its control and affiliates not to (and neither the Stockholders, nor any of their Representatives under its control or affiliates will assist or form a group within the meaning of Section 13(d)(3) of the Exchange Act, act in concert or participate with or encourage other persons to), directly or indirectly:

i.	initiate or publicly support any proposal or indication of interest for, or offer with respect to, any Acquisition Transaction;

ii.
initiate or publicly support any proposal for any Acquisition Transaction, recapitalization, reorganization, joint venture, liquidation, dissolution, spin-off or split-off, business combination or other extraordinary transaction involving the Company or any of the Company’s subsidiaries or any of their debt, securities or assets;

iii.
seek or propose to influence, advise, change or control the management, the Board, governing instruments or policies or affairs of the Company, including by means of seeking to influence, advise or direct the vote of any third-party holder of debt or voting securities of the Company, or by engaging in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the Common Stock or grant a proxy with respect to the voting of the Common Stock or other voting securities to any person other than to the Board or persons appointed as proxies by the Board;

iv.
submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board (including by way of Rule 14a-11 of Regulation 14A), other than as expressly permitted by this Letter Agreement;

v.
publicly seek election of or publicly seek to place a director on the Board, or publicly seek the removal of any director of the Company, or call or seek to have called any meeting of the stockholders of the Company or any “referendum” (whether or not precatory) of the stockholders of the Company, wage a consent solicitation, or execute any written consent in lieu of a meeting of the stockholders of the Company in connection with the foregoing matters, other than as expressly permitted by this Letter Agreement;

vi.
form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than to the extent such a group may be deemed to result with the Company or any of its affiliates as a result of this Letter Agreement; provided, however, the restrictions of this subsection (vi) do not apply to such group formed by the filing of its Schedule 13D, filed with the Securities and Exchange Commission (the “SEC”) on December 21, 2015 (the “Schedule 13D”) or to the addition to such group of any future affiliates of the Stockholders;

vii.
acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any voting securities or assets of the Company, or rights or options to acquire any voting securities or assets of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to voting securities, in each case if such acquisition or transaction would result in the Stockholders having beneficial ownership of more than 19.99% of the Company’s outstanding common stock;

viii.	advise, assist, encourage or knowingly finance any person in connection with any of the foregoing prohibited actions listed in clauses (i) through (vii);

ix.	publicly disclose any plan, intention or proposal to do any of the prohibited actions listed in clauses (i) through (viii); and

x.	make any public disclosure or take any action that could require the Company to make any public disclosure, with respect to any of the prohibited actions listed in clauses (i) through (ix).

d.      Notwithstanding anything herein to the contrary, nothing in this Section 4 shall be deemed to prevent the Designees who are then serving as directors on the Board from faithfully discharging their fiduciary duties to the Company.

e.      This Section 4 shall not limit or restrict any of the rights and privileges of BVF set forth in Section 1 hereof, including, without limitation, the Designation Right, so long as BVF strictly complies in all respects with the terms and provisions set forth in this Letter Agreement.

f.       For the avoidance of doubt, subsequent to the appointment of the Class I Designee and Class III Designee, nothing herein shall limit the ability of BVF or the Designees from confidentially submitting to the Board one or more additional director nominees or candidates for executive officer positions for consideration by the Board.

5.	Termination.

a.      Notwithstanding anything in this Letter Agreement to the contrary, the Designation Right and this Letter Agreement shall terminate upon the earliest to occur of any of the following: (i) the Stockholders ceasing to beneficially own at least 15% (on an as-converted basis, including any warrants or convertible preferred stock owned by the Stockholders notwithstanding any restrictions on conversion) of the Company’s issued and outstanding Common Stock, (ii) thirty days after the date on which BVF notifies the Company in writing that it wishes to terminate the Designation Right and this Letter Agreement or (iii) any material breach of this Letter Agreement by any Stockholder. A breach of this Letter Agreement by any Designee will constitute a breach of this Letter Agreement by the Stockholders. In each case as used in this Letter Agreement, “beneficial ownership” and similar terms shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act; provided, however, that for the avoidance of doubt, the ownership of the Stockholders shall be aggregated for purposes of determining beneficial ownership pursuant to this Letter Agreement.  The parties agree that upon a termination of this Letter Agreement pursuant to this Section 5(a), each Designee will automatically (and without the need for further action) resign from the Board.

6.	Non-disparagement and Confidentiality.

a.       Each party hereto agrees that, from the date of this Letter Agreement until the Expiration Date, neither it nor any of its affiliates or Representatives under its control will, and it will cause each of its affiliates and Representatives under its control not to, publicly disparage or criticize the other party, its business or any current or former directors, officers or employees.

b.      Notwithstanding the foregoing, nothing in this Section 6 or elsewhere in this Letter Agreement shall prohibit any party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such party, to the extent legally permitted, must provide written notice to the other parties a reasonable time prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited the provisions of this Section 6, and reasonably consider any comments of such other parties which are timely delivered.

7.        Notices.

a.      Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Letter Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

To the Company:

Oncothyreon Inc. 2601 Fourth Avenue, Suite 500 Seattle, Washington 98121 Attention: Corporate Secretary Tel: (206) 801-2100 Email: jeastland@oncothyreon.com

With a copy to:

Fenwick & West LLP 1191 Second Avenue, 10th Floor Seattle, Washington 98101 Attention: Effie Toshav Tel: (206) 389-4510 Email: etoshav@fenwick.com

To the Stockholder:

BVF Partners, L.P. One Sansome Street, 30th Floor San Francisco, CA 94104 Attention: Spike Loy Tel: (415) 525-8890 Email: Loy@bvflp.com

With a copy to:
Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022 Attention: Adam W. Finerman, Esq. Tel: (212) 451-2289 Facsimile: (212) 451-2222 Email: afinerman@olshanlaw.com

8.	Miscellaneous.

a.	This Letter Agreement may not be amended, supplemented or modified except in writing, duly executed by all of the parties.

b.
No later than two (2) business days following the execution of this Letter Agreement, (i) the Stockholders shall file with the SEC an amendment to the Schedule 13D in compliance with Section 13 of the Exchange Act, reporting their entry into this Letter Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Letter Agreement as an exhibit thereto and (ii) the Company shall file with the SEC a Current Report on Form 8-K, reporting its entry into this Letter Agreement and appending this Letter Agreement.  Each party shall provide the other its respective Representatives with a reasonable opportunity to review such filings prior to it being filed with the SEC and consider in good faith any comments of the other party and its Representatives.

c.
If any term, provision, covenant or restriction of this Letter Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Letter Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

d.
This Letter Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. Each of the parties represents that they has been advised by counsel in connection with their review, execution and delivery of this Letter Agreement.

e.	This Letter Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

f.
This Letter Agreement may be executed in more than one counterpart. Each such counterpart shall be deemed an original and all counterparts, taken together, shall constitute one and the same instrument.  Signatures to this Letter Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

g.	Neither this Letter Agreement nor any rights or obligations hereunder shall be assigned or delegated by any party without the prior written consent of the other party.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first written above.

ONCOTHYREON INC.

By:	/s/ Dr. Christopher Henney, Ph.D.
	Name:	Dr. Christopher Henney, Ph.D.
	Title:	Chairman of the Board of Directors

(Signature Page to Letter Agreement)

IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first written above.

BIOTECHNOLOGY VALUE FUND, L.P.

By:	BVF Partners L.P., its general partner
By:	BVF Inc., its general partner

By:	/s/ Mark N. Lampert
	Name:	Mark N. Lampert
	Title:	President

BIOTECHNOLOGY VALUE FUND II, L.P.

By:	BVF Partners L.P., its general partner
By:	BVF Inc., its general partner

By:	/s/ Mark N. Lampert
	Name:	Mark N. Lampert
	Title:	President

BIOTECHNOLOGY VALUE TRADING FUND OS, L.P.

By:	BVF Partners L.P., its investment manager
By:	BVF Inc., its general partner

By:	/s/ Mark N. Lampert
	Name:	Mark N. Lampert
	Title:	President

BVF PARTNERS OS LTD.

By:	BVF Partners L.P., its sole member
By:	BVF Inc., its general partner

By:	/s/ Mark N. Lampert
	Name:	Mark N. Lampert
	Title:	President

BVF PARTNERS L.P.

By:	BVF Inc., its general partner

By:	/s/ Mark N. Lampert
	Name:	Mark N. Lampert
	Title:	President

BVF INC.

By:	/s/ Mark N. Lampert
	Name:	Mark N. Lampert
	Title:	President

(Signature Page to Letter Agreement)